Exhibit 107

Calculation of Filing Fee Tables

Form S-4
(Form Type)

Aebi Schmidt Holding AG
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $1.00	457(c) 457(f)(1)	6,242(1)	$7.95(2)	$47,711.86(3)	0.0001531	$7.30(4)
Fees Previously Paid	Equity	Common Stock, par value $1.00	457(c) 457(f)(1)	36,491,713(5)	$7.71(5)	$281,362,219.42(5)		$43,076.56(5)
Carry Forward Securities
Carry Forward Securities				‑	‑	‑	‑	‑
		Total Offering Amounts:						$43,083.86
		Total Fees Previously Paid:						$43,076.56
		Total Fee Offsets:						‑
		Net Fee Due:						$7.30

(1)
Represents the estimated maximum number of additional shares of common stock, par value $1.00 per share (“Aebi Schmidt Common Stock”) of Aebi Schmidt Holding AG, a Swiss stock corporation (Aktiengesellschaft) (“Aebi Schmidt”), to be issued to holders of common stock, no par value (“Shyft Common Stock”) of The Shyft Group, Inc., a Michigan corporation (“Shyft”), in connection with the consummation of the merger of Badger Merger Sub, Inc., an indirect, wholly-owned subsidiary of Aebi Schmidt, with and into Shyft, with Shyft surviving as an indirect, wholly-owned subsidiary of Aebi Schmidt (the “Merger”), as described in this registration statement, excluding the shares shown in “Fees Previously Paid” (such additional shares, the “Additional Shares”). The number of Additional Shares is calculated based upon (a) 6,001, which is the number of shares Shyft Common Stock issued after March 31, 2025, multiplied by (b) 1.040166432, which is number of shares of Aebi Schmidt Common Stock into which each share of Shyft Common Stock, other than excluded shares, converts in the Merger (the “Exchange Ratio”).

(2)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and calculated pursuant to Rules 457(f)(1) and 457(c) of the Securities Act. The proposed maximum aggregate offering price per share of Aebi Schmidt Common Stock was calculated on the basis of (i) $8.27, the average of the high and low prices per share of Shyft Common Stock as reported on the Nasdaq Stock Market on April 1, 2025 (the “Reference Stock Price”), divided by (ii) 1.040166432, the Exchange Ratio.

(3)
Pursuant to Rule 457(o) of the Securities Act, this registration fee has been calculated on the basis of the maximum aggregate offering price. The fee has been calculated pursuant to Section 6(b) of the Securities Act at a rate equal to $153.10 per $1,000,000 of the proposed maximum aggregate offering price.

(4)
A fee of $43,076.56 was previously paid in connection with the filing of Aebi Schmidt’s Registration Statement on Form S-4 (No. 333-286373) on April 4, 2025 (the “Preliminary Registration Statement”).  The details for calculation of that fee are available in Exhibit 107 to the Preliminary Registration Statement.

Rule 457(f) Fee Calculation Details

Amount of Securities to be Received or Cancelled	Value per Share of Securities to be Received or Cancelled	Total Value of Securities to be Received or Cancelled	Cash Consideration Received by the registrant	Cash Consideration (Paid) by the registrant	Maximum Aggregate Offering Price
6,001	$8.27	$47,711.86	$0	$0	$47,711.86